Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440
APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES SEC
CENTRAL REGIONAL OFFICE RECOMMENDS TERMINATION OF INVESTIGATION
DENVER, COLORADO, December 19, 2005
As previously disclosed, in the first quarter 2004, the Central Regional Office (the “Regional Office”) of the United States Securities and Exchange Commission (the “Commission”) issued a formal order of investigation with respect to Apartment Investment and Management Company (“Aimco”) (NYSE:AIV).
On December 19, 2005, the Regional Office informed Aimco that its investigation has been recommended for termination and no enforcement action has been recommended to the Commission regarding Aimco.
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 25 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,425 properties, including approximately 250,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.